Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

SV Holdco, LLC:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-176201, 333-121940, 333-102765, 333-102764, 333-85194, and 333-196305) and on Form S-3 (No. 333-189477) of Carmike Cinemas, Inc. and subsidiaries of our report dated February 23, 2015, with respect to the consolidated balance sheets of SV Holdco, LLC and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Carmike Cinemas, Inc. dated March 2, 2015.

/s/ KPMG LLP

New York, New York

March 2, 2015